Exhibit 10.4.5

EXECUTION

FOURTH AMENDMENT

TO

TERM LOAN AGREEMENT

This FOURTH AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”), is dated as of October 27, 2011, among WHALESHARK MEDIA, INC. (f/k/a WHALE SHARK MEDIA, INC.), SPECTRAWIDE ACQUISITION CO., LLC, SPECTRAWIDE INC., CSB ACQUISITION CO., LLC, CLTD ACQUISITION CO.; LLC, SMALLPONDS, LLC, DEALS.COM, LLC, and RMN ACQUISITION CO., LLC (each, individually a “Borrower,” and collectively the “Borrowers”), COMERICA BANK, a Texas banking association, as agent (“Agent”), and the Lenders (as defined in the Loan Agreement) party hereto.

RECITALS:

A. Borrower, Agent and the Lenders have previously entered into the Term Loan Agreement dated as of November 24, 2010 (such agreement, together with all amendments and restatements, the “Loan Agreement”).

B. Borrower, Agent and the Lenders desire to amend the Loan Agreement as herein provided.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

Definitions

1.1 Definitions. All capitalized terms not otherwise defined herein have the same meanings as in the Loan Agreement.

ARTICLE II

Amendments

(All amendments herein are effective as of the date of this Amendment unless otherwise stated)

2.1 Amendment to Definition in Section 1.1 of the Loan Agreement. Clause (k) of the definition of “Permitted Acquisitions” in Section 1.1 of the Loan Agreement is amended by deleting the reference to “five million Dollars ($5,000,000)” and the reference to “Twenty-Five Million Dollars ($25,000,000)” is inserted in lieu thereof.

2.2 Amendment to Section 4.8 of the Loan Agreement. Section 4.8 of the Loan Agreement is restated in its entirety to read as follows:

4.8 Mandatory Prepayment of Term Loans.

(a) [Intentionally Omitted.]

(b) Subject to clause (e) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales (other than Net Cash Proceeds of Asset Sales permitted under Section 8.4).

(c) Subject to clause (e) hereof, immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests of such Person or Net Cash Proceeds from the issuance of any Subordinated Debt after the Effective Date, Borrowers shall prepay the Term Loans by an amount equal to one hundred percent (100%) of such Net Cash Proceeds from the issuance of Subordinated Debt and fifty percent (50%) of such Net Cash Proceeds from the issuance of any Equity Interests; provided however, the Borrowers shall not be required to make a prepayment hereunder in connection with the following issuances of Equity Interests: (i) Equity Interests issued in May, 2011 to Google for up to $10,000,000; (ii) approximately $18,000,000 of Equity Interests issued in August, 2011, pursuant to the exercise, by the holders thereof, of Series B-2 warrants of WSM; (iii) Equity Interests issued under any stock option or employee incentive plans listed on Schedule 6.13 hereto (or any successor plans) or Equity Interests of WSM issued to directors, officers or employees of the Borrowers or their Subsidiaries; and (iv) approximately $150,000,000 of Equity Interests issued to J.P. Morgan Digital Growth Fund L.P., 552 Fifth Avenue Fund, L.P. and Institutional Venture Partners on or about October, 2011 so long as after giving effect to such issuance described in this clause (iv), (A) Austin Ventures IX, L.P. and Austin Ventures X, LP collectively own not less than 29% in the aggregate of Equity Interests of WSM on a fully diluted basis and (B) Norwest Venture Partners XI, L.P., Norwest Venture Partners VII-A, L.P. and Norwest Venture Partners VI-A, L.P. collectively own not less than 19% in the aggregate of the Equity Interests of WSM on a fully diluted basis.

(d) Each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto, and shall be subject to Section 11.1, and shall be applied to installments of Term Loan A in the same order as set forth in Section 4.7 for voluntary prepayments (except that mandatory prepayments under Section 4.8(a) shall be made in the inverse order of maturities).

(e) To the extent that, on the date any mandatory prepayment of any Term Loan under this Section 4.8 is due, the Indebtedness under any Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of each Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of such Term Loan on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the such Term Loan, thereby avoiding breakage costs under Section 11.1.

2.3 Addition to Section 8.5 of the Loan Agreement. Section 8.5 of the Loan Agreement is amended by (a) deleting the period at the end of Section 8.5(c) of the Loan Agreement and inserting “; and” in lieu thereof and (b) adding a new clause (d) at the end of Section 8.5 of the Loan Agreement to read in its entirety as follows:

(d) the Credit Parties may declare and make cash Distributions on account of their Equity Interests, as applicable, in an aggregate amount not to exceed $70,000,000 during a 30-day period commencing on October 27, 2011, provided that (i) no Default or Event of Default has occurred and is continuing at the time of making of such Distribution or would result from the making such Distribution and (ii) the funds used to pay such Cash Distribution are proceeds of the issuance of Equity Interests more specifically described in Section 4.8(c)(iv).

2.4 Amendment to Section 8.11 of the Loan Agreement. Section 8.11 of the Loan Agreement is restated in its entirety to read as follows:

8.11 Prepayment of Debt; Deferred RMN Payments. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt (other than payments permitted under the applicable Subordination Agreement) or Debt owed to any Person (other than Indebtedness, as provided for herein for prepayments); provided, however, (i) Borrowers can make regularly scheduled Base Earn-Out payments and payments on Deals.com Indebtedness payments, and Seller Notes payments so long as the Agent receives three (3) days prior written notice thereof in each instance and, in each instance no Event of Default exists at the time of (and no Event of Default would exist, giving effect to) such payment (and Borrowers shall certify to Agent as such in the written notice referenced above), (ii) Borrowers can make Deferred RMN Payments and payments on the eConversion Notes in accordance with their terms so long as (a) the Agent receives three (3) days prior written notice thereof in each instance (b) in each instance no Event of Default exists at the time of (and no Event of Default would exist, giving effect to) such payment (and Borrowers shall certify to Agent as such in the written notice referenced above), (c) such payments are made solely from Excess Cash Flow, (d) after giving effect to such payment, the Borrowers have cash on hand, on deposit at Agent, in an amount not less than $3,000,000 and (e) all such payments in the aggregate, including any such payments made prior to the date of any payment, do not exceed $10,000,000 in principal payments and any accrued interest thereon for the Deferred RMN Note and $6,000,000 in principal payments and any accrued interest thereon for the eConversions Notes and (iii) Borrowers can pay in full the Escalate Subordinated Debt during the 30-day period beginning October 27, 2011 so long as the funds used for such payment are proceeds of the issuance of Equity Interests more specifically described in Section 4.8(c)(iv).

ARTICLE III

Conditions Precedent

3.1 Conditions. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) Amendment and Other Documents. Agent shall have received this Amendment executed by Borrower and all other parties hereto.

(b) Corporate Authority. Agent shall have received from each Credit Party a certificate of its Secretary or Assistant Secretary dated as of the date hereof as to the (i) corporate resolutions (or the equivalent thereof) of such Credit Party authorizing the execution, delivery and performance by such Credit Party of this Amendment and the transactions contemplated herein, (ii) such documents and certifications as Agent may reasonably require to evidence that such Credit Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business, and (iii) such other documents, instruments and certificates as reasonably requested by Agent or any Lender.

(c) Equity. Agent and the Lenders shall have received evidence satisfactory to them that the holders of the Equity Interests of Borrowers shall have contributed (directly or indirectly) to their equity capital in an aggregate amount of not less than $50,000,000 (net of any amounts used by any of the Borrowers to pay in part or in full any Debt or to make any Distributions as permitted by the Loan Agreement as amended hereunder), such contributions being made in a manner and from investors and on terms reasonably acceptable to Agent and the Lenders.

(d) Fee letter. Agent shall have received from WSM and each other Borrower an executed fee letter, in form and substance satisfactory to the Agent, and the Borrowers shall have paid to Agent any fees due under such fee letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the date hereof.

(e) No Default. No Default or Event of Default shall exist.

(f) Representations and Warranties. All of the representations and warranties contained in the Loan Agreement, as amended hereby, shall be true and correct on and as of the date of this Amendment with the same force and effect as if such representations and warranties had been made on and as of such date, except to the extent such representations and warranties speak to a specific date.

ARTICLE IV

Ratifications, Representations and Warranties

4.1 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Loan Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Loan Agreement are ratified and confirmed and shall continue in full force and effect. Borrower agrees that the Loan Agreement, as amended hereby, is legal, valid, binding and enforceable in accordance with its terms.

4.2 Representations and Warranties. Borrower hereby represents and warrants to Agent that (a) the execution, delivery and performance of this Amendment and any and all other Loan Documents (as defined in the Loan Agreement) executed and/or delivered in connection herewith have been authorized by all requisite action on the part of Borrower and will not violate any organizational document of Borrower, (b) the representations and warranties contained in the Loan Agreement, as amended hereby, are true and correct on and as of the date hereof as though made on and as of the date hereof, except to the extent such representations and warranties speak to a specific date, (c) no Default or Event of Default exists, and (d) Borrower is in full compliance with all covenants and agreements contained in the Loan Agreement, as amended hereby, and the other Loan Documents to which it is a party or it or its property is subject.

ARTICLE V

Miscellaneous

5.1 Consent to Equity Investment. Agent and the Lenders consent to Borrower’s issuance of approximately $150,000,000 of Equity Interests to J.P. Morgan Digital Growth Fund L.P., 552 Fifth Avenue Fund, L.P. and Institutional Venture Partners on or about October, 2011 so long as after giving effect to such issuance described in this Section 5.1, (a) Austin Ventures IX, L.P. and Austin Ventures X, LP collectively own not less than 29% in the aggregate of Equity Interests of WSM on a fully diluted basis and (b) Norwest Venture Partners XI, L.P., Norwest Venture Partners VII-A, L.P. and Norwest Venture Partners VI-A, L.P. collectively own not less than 19% in the aggregate of the Equity Interests of WSM on a fully diluted basis.

5.2 Consent to Name Change. Agent and the Lenders consent to (a) WSM changing its legal name to “WhaleShark Media, Inc.” to be effective on or around the date hereof and (b) WSM amending its constitutional documents to reflect such name change so long as the Borrowers (i) provide an updated Schedule 1.3 to the Loan Agreement to reflect such name change within 30 days after such name change and (ii) take any other actions as may be necessary to ensure a valid first priority perfected Lien over the Collateral and maintain compliance with the Loan Documents, including without limitation, as provided in Section 7.19 of the Loan Agreement.

5.3 Loan Document. This Amendment is a Loan Document.

5.4 Obligations. This Amendment is not intended as and shall not be construed as a release or novation of any Indebtedness.

5.5 Further Actions. Borrower shall execute and deliver such further agreements, documents, instruments, and certificates in form and substance satisfactory to Agent, as Agent may deem necessary or appropriate in connection with this Amendment.

5.6 Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

5.7 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAWS, EXCEPT TO THE EXTENT PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST GRANTED HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF TEXAS.

5.8 ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION WITH THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

[The Remainder of This Page Is Intentionally Left Blank.]

Executed as of the date first written above.

BORROWERS:

WHALESHARK MEDIA, INC.
SPECTRA WIDE INC.

By:		/s/ Cotter Cunningham
Cotter Cunningham
President of each entity listed above

SPECTRAWIDE ACQUISITION CO., LLC
CSB ACQUISITION CO., LLC
CLTD ACQUISITION CO., LLC
SMALLPONDS, LLC DEALS.COM, LLC
RMN ACQUISITION CO., LLC

By:		WhaleShark Media, Inc., Sole Member of each entity listed above

	By:	/s/ Cotter Cunningham
Cotter Cunningham
President

AGENT AND LENDERS:

COMERICA BANK, as Agent and a Lender

By:		/s/ Stephen P. Bitter
Stephen P. Bitter
Vice President

SQUARE 1 BANK, as a Lender

By:		/s/ David S. McLaughlin
Name:		David S. McLaughlin
Title:		Senior Vice President